CONSENT OF ERNST AND YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report, dated April 1, 2013, on the statement of assets and liabilities as of February 15, 2013 and the statement of operations for the one day period then ended of Pioneer Multi-Asset Credit Trust (“the Trust”) under the caption “Financial Statements” included in the Statement of Additional Information in Pre-effective Amendment No. 2 in the Registration Statement (Form N-2, 1933 Act File No. 333-183345) of Pioneer Multi-Asset Credit Trust for the registration of its common shares.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 1, 2013